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                                                             EXHIBIT NO. 99.1(n)

                             MFS INSTITUTIONAL TRUST

                   MFS INSTITUTIONAL GLOBAL FIXED INCOME FUND

         Pursuant to Section 9.2 of the Amended and Restated Declaration of Trust dated January 24, 1996, as amended, (the "Declaration"), of MFS Institutional Trust (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Institutional Global Fixed Income Fund, a series of the Trust, has been terminated.

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         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this redesignation of series this 17th day of November, 2000.





JEFFREY L. SHAMES
-------------------------
Jeffrey L. Shames
38 Lake Avenue
Newton MA   02459





NELSON J. DARLING, JR.
-------------------------
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott MA  01907





WILLIAM R. GUTOW
-------------------------
William R. Gutow
3 Rue Dulac
Dallas TX  75230